Exhibit 99.1

For Immediate Release Hal Mechler Sr VP and CFO 281-490-9652

Imperial Sugar and Ingenios Santos

Form Joint Venture for Sugar Distribution in Mexico and the US

SUGAR LAND, Texas and MONTERREY, Mexico – November 26, 2007 – Sugar Land, Texas-based Imperial Sugar Company (NASDAQ: IPSU) and Monterrey, Mexico-based Ingenios Santos, S.A. de C.V (“Santos”) announced today the creation of a joint venture that will market sugar in Mexico produced in that country, or imported from the United States. In addition, the joint venture will facilitate exports of sugar produced in Mexico into the United States.

The joint venture, which will be named Comercializadora Santos Imperial S. de R.L. de C.V., will be equally owned by the two partners and will market all of the sugar produced by the six mills owned by Santos. Additionally, the joint venture will market any sugar produced by Imperial in the United States that might be imported to Mexico and will facilitate the exportation of Mexican sugar to the United States, which Imperial Sugar would market.

Total production by Santos in 2008 is expected to be approximately 450,000 tons which includes both refined and standard sugar and 150,000 tons of molasses. Total U.S. production by Imperial Sugar is approximately 1.4 million tons of refined sugar annually. The amount of sugar that will flow between Mexico and the U.S. is expected to depend on a variety of factors, including relative pricing between the two countries, customer demand and logistics dynamics. The parties are seeking to attract additional sugar produced by other mills in Mexico, thereby increasing the joint venture’s domestic and export marketing capacity.

While much of the initial marketing effort of the joint venture will be focused on Mexican industrial customers, it is anticipated that a portion of its sugar will be packaged and sold into the Mexican retail market, building on Imperial Sugar’s strong branded approach in the U.S. and its reputation as a leading innovator of sugar retailing. The parties are also contemplating setting up packaging facilities in Mexico that could be used to serve US retail markets.

Imperial Sugar’s President and CEO Robert A. Peiser said, “The opening of the border between the US and Mexico on Jan. 1, 2008 presents us with a unique opportunity to join forces with a well-respected Mexican sugar producer. Our expertise in packaging and marketing coupled with Santos’ established production in Mexico and their strong knowledge of the local sugar industry will allow Imperial Sugar to participate in a combined marketplace that is approximately 150 percent the size of the US market alone, and will provide both of our businesses with additional operating flexibility.”

Peiser continues, “We expect this venture will not only expand our sales efforts to Mexican customers but will enable us to better serve our US companies who have significant manufacturing interests in Mexico. We are very pleased to have built a relationship with such a quality organization as the Santos group and look forward to working with them on additional ideas that will be beneficial to both companies.”

Alberto Santos, Sr., of Ingenios Santos, commented, “Mexico’s sugar market is in the midst of a dramatic evolution and we are excited to be on its leading edge. We believe that customers on both sides of the border will benefit from a venture that combines the talents found in both Imperial Sugar and Ingenios Santos. Through this venture, Mexican sugar customers will enjoy more security of supply, increased consistency and innovative packaging options not available before. Also, U.S. customers operating in Mexico will be able to procure sugar from a supplier they have worked with for many years.”

The joint venture will be headquartered in Monterrey and operations are expected to begin this quarter. It will be managed by a local staff with oversight from both Imperial Sugar and Ingenios Santos.

While not a direct purpose of the joint venture, Imperial Sugar expects that a closer relationship with the Santos group could possibly facilitate the sourcing of raw sugar in Mexico for its refinery in Savannah, GA which imports all of its raw sugar requirements. To a lesser extent, such raw sugar could be utilized by its refinery in Gramercy, LA to the extent that the supply of raw sugar from Louisiana growers is less than might be required for its operations there.

The venture will be made possible by the full implementation of the North American Free Trade Agreement (NAFTA) on Jan. 1, 2008 affecting sugar trade between the United States and Mexico. Previously such trade had been restricted and subjected to certain tariffs. After January 1, sugar will be able to flow in either direction subject to market forces.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

About Ingenios Santos, S.A. de C.V.

Ingenios Santos, S.A. de C.V., a privately held company, is one of the leading sugar processing and marketing concerns in Mexico. The operator of six sugar mills dispersed in key sugar cane growing regions throughout Mexico, the company is controlled by the Santos family of Monterrey, headed by Alberto Santos, Sr. In addition to numerous business interests, Santos has held various positions in government, including a post as former Senator from the state of Nuevo Leon. For more information about Ingenios Santos, visit www.santos.com.mx.

Statements regarding future market prices and margins, future import/export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, results of future investments and initiatives, future cost savings, future joint ventures, future energy costs, our liquidity and ability to finance our operations, and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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